Exhibit 99.1

Global Crossing Changes Subsidiary

to Issue Senior Secured Notes

FOR IMMEDIATE RELEASE: FRIDAY, NOVEMBER 7, 2003

Florham Park, NJ – Global Crossing Ltd. announced today that it is changing the subsidiary that will issue its new 11 percent senior secured notes under its confirmed Chapter 11 Plan of Reorganization.

Under the indenture originally filed with the United States Bankruptcy Court and the Securities and Exchange Commission, Global Crossing North America, Inc. was the subsidiary designated to issue the new notes. In accordance with the disclosure statement for its Chapter 11 plan, Global Crossing has determined that the corporate parent of Global Crossing North America, Inc. will issue the notes. The name of the new issuer is Global Crossing North America Holdings, Inc. Global Crossing is making a revised filing on form T-3 to reflect the change in the issuer.

ABOUT GLOBAL CROSSING

Global Crossing provides telecommunications solutions over the world’s first integrated global IP-based network, which reaches 27 countries and more than 200 major cities around the globe. Global Crossing serves many of the world’s largest corporations, providing a full range of managed data and voice products and services.

On January 28, 2002, Global Crossing Ltd. and certain of its subsidiaries (excluding Asia Global Crossing and its subsidiaries) commenced Chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York (Bankruptcy Court) and coordinated proceedings in the Supreme Court of Bermuda (Bermuda Court). On the same date, the Bermuda Court granted an order appointing joint provisional liquidators with the power to oversee the continuation and reorganization of the Bermuda-incorporated companies’ businesses under the control of their boards of directors and under the supervision of the Bankruptcy Court and the Bermuda Court. Additional Global Crossing subsidiaries commenced Chapter 11 cases on April 23, August 4 and August 30, 2002, with the Bermuda incorporated subsidiaries filing coordinated insolvency proceedings in the Bermuda Court. The administration of all the cases filed subsequent to Global Crossing’s initial filing on January 28, 2002 has been consolidated with that of the cases commenced on January 28, 2002. Global Crossing’s Plan of Reorganization, which was confirmed by the Bankruptcy Court on December 26, 2002, does not include a capital structure in which existing common or preferred equity will retain any value.

On November 18, 2002, Asia Global Crossing Ltd., a majority-owned subsidiary of Global Crossing, and its subsidiary, Asia Global Crossing Development Co., commenced Chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York and coordinated proceedings in the Supreme Court of Bermuda, both of which are separate from the cases of Global Crossing. Asia Global Crossing has announced that no recovery is expected for Asia Global Crossing’s shareholders. Asia Netcom, a company organized by China Netcom Corporation (Hong Kong) on behalf of a consortium of investors, has acquired substantially all of Asia Global Crossing’s operating subsidiaries except Pacific Crossing Ltd., a majority-owned subsidiary of Asia Global Crossing that filed separate bankruptcy proceedings on July 19, 2002. Global Crossing no longer has control of or effective ownership in any of the assets formerly operated by Asia Global Crossing.

Please visit www.globalcrossing.com for more information about Global Crossing.

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CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973-937-0155

PR@globalcrossing.com

Analysts/Investors Contact

Ken Simril

+1 800-836-0342

gcrx@globalcrossing.com